Exhibit 10.1

AMENDMENT NO. 7

The Workers’ Compensation and Employers’ Liability Excess of Loss Reinsurance Agreement of July 1, 2002, between EMPLOYERS REINSURANCE CORPORATION of Overland Park, Kansas, and ZENITH INSURANCE COMPANY and ZNAT INSURANCE COMPANY, both of Woodland Hills, California, is hereby amended as follows:

I.                                         As respects occurrences taking place on or after May 1, 2007, and net premium income entered on the books and records of the REINSURED on and after such date:

A.                                  All references to separate layers under this agreement are hereby deleted, and Article II, Reinsurance, and Article VIII, Reinsurance Premium, are hereby amended as described herein.

B.                                    Article II, Reinsurance, is hereby deleted in its entirety and the following is substituted therefor:

ARTICLE II

REINSURANCE.  As respects loss sustained by the REINSURED under this agreement, for each occurrence regardless of the number of policies involved in such occurrence, the REINSURED shall retain as its own net retention the first $5,000,000 of loss and the CORPORATION hereby agrees to indemnify the REINSURED against loss in excess of such retention subject to a limit of $5,000,000 each occurrence and an annual aggregate limit of $25,000,000, the first such annual period commencing on May 1, 2007 and ending the following April 30, and each successive 12 calendar month period thereafter.

Occupational disease sustained by each employee shall be deemed to be a separate occurrence.

C.                                    The Terrorism Sublimit specified in Article III, Terrorism Sublimit, is hereby decreased from $9,000,000 to $5,000,000 any one 12 month period.

D.                                   Article VIII, Reinsurance Premium, as amended, is hereby deleted in its entirety and the following is substituted therefor:

ARTICLE VIII

REINSURANCE PREMIUM.  As respects net premium income derived from policies reinsured under this agreement, the REINSURED shall pay to the CORPORATION a reinsurance premium equal to .834% of the net premium income derived by the REINSURED from those lines of business to which this agreement applies.

II.                                     As respects occurrences taking place on or after May 1, 2007:

A.                                  The following new article is hereby added to this agreement:

ARTICLE V-A

DEFINITION OF OCCURRENCE.  The term “occurrence” shall mean any accident or occurrence or series of accidents or occurrences arising out of any one event and happening within the term and scope of this agreement.  Without limiting the generality of the foregoing, the term “occurrence” shall be held to include:

As respects Occupational Disease under Workers Compensation and Employers Liability, each case of an employee contracting any disease for which the REINSURED may be liable shall be considered a separate and distinct occurrence and the date of each occurrence shall be deemed to be as follows:

(a)                                  If the case is compensable under the Workers Compensation Law or any Occupational Disease Compensation Act, the date of the beginning of the disability for which compensation is payable;

(b)                                 If the case is not compensable under the Workers Compensation Law or any Occupational Disease Compensation Act, the date of the disability due to said disease actually began;

(c)                                  Where claim is made after employment has ceased, then the date of the cessation of employment shall be deemed to be the date of disability.

B.                                    The following new paragraph is hereby added to Article VI, Definitions of Loss and Claim Expenses:

However, coverage in excess of policy limits and coverage for extra contractual obligations, as described in subparagraphs (b) and (c) of this article, respectively, shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the REINSURED acting individually or collectively or in collusion with an individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

III.                                 Effective May 1, 2007:

A.                                  The following new paragraph is hereby added to Article VI, Definitions of Loss and Claim Expenses:

If any provision of this article shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this article or the enforceability of such provision in any other jurisdiction.

B.                                    The following new article is hereby added to this agreement:

ARTICLE XV-A

DISPUTE RESOLUTION.

Part I - Choice Of Law And Forum

Any dispute arising under this agreement shall be resolved in the State of California, and the laws of the State of California shall govern the interpretation and application of this agreement.

Part II - Mediation

If a dispute between the REINSURED and the CORPORATION, arising out of the provisions of this agreement or concerning its interpretation or validity and whether arising before or after termination of this agreement has not been settled through negotiation, both parties agree to try in good faith to settle such dispute by nonbinding mediation, before resorting to arbitration.

Part III - Arbitration

A.                                  Resolution of Disputes - As a condition precedent to any right of action arising hereunder, any dispute not resolved by mediation between the REINSURED and the CORPORATION arising out of the provisions of this agreement or concerning its interpretation or validity, whether arising before or after termination of this agreement, shall be submitted to arbitration in the manner hereinafter set forth.

B.                                    Composition of Panel - Unless the parties agree upon a single arbitrator within 15 days after the receipt of a notice of intention to arbitrate, all disputes shall be submitted to an arbitration panel composed of two arbitrators and an umpire chosen in accordance with Paragraph C. hereof.

C.                                    Appointment of Arbitrators - The members of the arbitration panel shall be chosen from disinterested persons with at least 10 years experience in the insurance and reinsurance business.  Unless a single arbitrator is agreed upon, the party requesting arbitration (hereinafter referred to as the “claimant”) shall appoint an arbitrator and give written notice thereof by certified mail, to the other party (hereinafter referred to as the “respondent”) together with its notice of intention to arbitrate.  Within 30 days after receiving such notice, the respondent shall also appoint an arbitrator and notify the claimant thereof by certified mail.  Before instituting a hearing, the two arbitrators so appointed shall choose an umpire.  If, within 20 days after the appointment of the arbitrator chosen by the respondent, the two arbitrators fail to agree upon the appointment of an umpire, each of them shall nominate three individuals to serve as umpire, of whom the other shall decline two and the umpire shall be chosen from the remaining two by drawing lots.  The name of the individual first drawn shall be the umpire.

D.                                   Failure of Party to Appoint an Arbitrator - If the respondent fails to appoint an arbitrator within 30 days after receiving a notice of intention to arbitrate, the claimant’s arbitrator shall appoint an arbitrator on behalf of the respondent, such arbitrator shall then, together with the claimant’s arbitrator, choose an umpire as provided in Paragraph C. of Part III of this Article.

E.                                     If the REINSURED is involved in a dispute under the terms of this agreement and in one or more separate disputes with one or more other reinsurers in which common questions of law or fact are in issue, the REINSURED or the CORPORATION, at its option, may join with such other reinsurers in a common arbitration proceeding under the terms of this article.  If the REINSURED and such other reinsurers have commenced arbitration, the CORPORATION may at its option join such proceeding for the determination of the disupte between the REINSURED and the CORPORATION.

F.                                     Submission of Dispute to Panel – Within 30 days after the notice of appointment of all arbitrators, the panel shall meet, and determine a timely period for discovery, discovery procedures and schedules for hearings.

G.                                    Procedure Governing Arbitration - All proceedings before the panel shall be informal and the panel shall not be bound by the formal rules of evidence.  The panel shall have the power to fix all procedural rules relating to the arbitration proceeding.  In reaching any decision, the panel shall give due consideration to the customs and usages of the insurance and reinsurance business.

H.                                   Arbitration Award - The arbitration panel shall render its decision within 60 days after termination of the proceeding, which decision shall be in writing, stating the reasons therefor.  The decision of the majority of the panel shall be final and binding on the parties to the proceeding.  In no event, however, will the panel be authorized to award punitive, exemplary or consequential damages of whatsoever nature in connection with any arbitration proceeding concerning this agreement.

I.                                        Cost of Arbitration - Unless otherwise allocated by the panel, each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other parties the expense of the umpire and the arbitration.

In all other respects not inconsistent herewith, said agreement shall remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed in duplicate.

ZENITH INSURANCE COMPANY		EMPLOYERS REINSURANCE
CORPORATION

/s/ Jack D. Miller		/s/ Lawrence D. Hunter-Blank
Title: President		Title: Vice President

/s/ Michael E. Jansen		/s/ Holly W. Lowe
Title: Executive Vice President and General Counsel		Title: Second Vice President

Date:	July 20, 2007	Date:	July 18, 2007

ZNAT INSURANCE COMPANY

/s/ Jack D. Miller
Title: President

/s/ Michael E. Jansen
Title: Executive Vice President and General Counsel

Date:	July 20, 2007